Exhibit 10.1

[Home Depot Letterhead]

October 16, 2014

Dear Frank:

I am pleased to confirm The Home Depot, Inc.’s (the “Company”) offer and your acceptance of your appointment to Chairman, effective November 1, 2014, and you will remain an executive officer of the Company. Your new annual base salary will be $750,000, payable in equal bi-weekly installments.

In addition to your base salary, you will continue to be eligible to participate in the Management Incentive Plan (“MIP”) for officers, which provides an annual incentive target of 200% of your base salary, based upon achieving established goals.

You will continue to be eligible to participate in The Home Depot, Inc.’s Employee Stock Purchase Plan. The plan affords you the opportunity to purchase The Home Depot, Inc. common stock at a 15% discount through payroll deductions.

You will also continue to be eligible to participate in The Home Depot Deferred Compensation Plan for Officers. This plan affords you the opportunity to defer up to 50% of your base salary and 100% of your MIP payment into the plan.

The Company requests that, where practicable, you travel by use of Company aircraft or charter aircraft, for security purposes. However, you may elect to travel by commercial aircraft when you deem appropriate. Also, to accommodate your travel schedule, your family shall be allowed to travel aboard the Company’s aircraft, provided however, such personal use of the Company’s aircraft will require the inclusion in your taxable income of an amount equal to the related benefit of such accommodation. Such inclusion shall be made as required under the Internal Revenue Code and related regulations.

The terms of your annual base salary, the MIP and other benefits set forth herein are subject to future modification or termination at the Company’s discretion. All compensation and benefits are subject to any required tax withholding.

You agree that you shall not, without the prior express written consent of the Executive Vice President - Human Resources, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company, or its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

Frank Blake
October 16, 2014

You agree that you will not, directly or indirectly, use any Confidential Information on your own behalf or on behalf of any person or entity other than the Company, or reveal, divulge, or disclose any Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information, unless compelled by law and then only after written notice to Company’s Executive Vice President - Human Resources. This obligation shall remain in effect, both during and after your employment, for as long as the information or materials in question retain their status as Confidential Information. This letter is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. For purposes of this letter, “Confidential Information” means any and all data and information relating to the Company, its parents, subsidiaries, affiliates or related entities, or their activities, business, or clients that (i) is disclosed to you or of which you become aware as a consequence of your employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. Confidential Information shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer files, data and financial information; data security information; details of customer or vendor contracts; current and anticipated customer requirements; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time, and the Company reserves the right to terminate your employment with or without cause at any time. This letter supersedes any prior employment agreement or understandings, written or oral between you and the Company and contains the entire understanding of the Company and you with respect to the subject matter hereof.

This letter shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to any choice of law provisions thereof that would require the application of any other jurisdiction’s laws. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive concurrent jurisdiction of the Superior Court of Cobb County, Georgia, or the U.S. District Court for the Northern District of Georgia, Atlanta Division. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to personal jurisdiction and to accept service of legal process from the courts of Georgia. In the event any provision in this letter is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the letter, and the remaining terms of the letter and its enforceability shall remain unaffected.

Frank Blake
October 16, 2014

Frank, we are pleased to extend this offer to you, and we are excited about the opportunities that your leadership will bring to this new role. We have enclosed a copy of this letter for your records. Please sign, date and return the original to us.

Sincerely,

/s/ Greg Brenneman

Gregory Brenneman
Lead Director of the Board

pc:    Tim Crow
Scott Smith

I accept this offer as Chairman pursuant to the foregoing terms and conditions:

/s/ Frank Blake	10/16/14
Frank Blake	Date Signed